Exhibit 5.1

November 5, 2020

Apollo Commercial Real Estate Finance, Inc. c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued from time to time pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s Board of Directors authorizing the adoption of the Plan and the registration of the offer and sale of the Common Stock, the Common Stock will be legally issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Clifford Chance US LLP